Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

Dated as of July 2, 2026

among

IRIDIUM MONITOR HOLDINGS LLC,

as the Borrower,

NAV CANADA SATELLITE, INC., AIRNAV NORTH ATLANTIC INC., ENAV NORTH ATLANTIC LLC,
NAVIAIR SURVEILLANCE USA LLC, and NATS (USA) INC.,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

GLAS USA LLC,

as Administrative Agent and Collateral Agent

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

		Page

10.18	Usury Savings Clause	64
10.19	No Strict Construction	64
10.20	Counterparts; Effectiveness	64
10.21	Integration	64
10.22	No Fiduciary Duty	65
10.23	PATRIOT Act	65
10.24	Judgment Currency	65
10.25	[Reserved]	65
10.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	65

APPENDICES:	A	Term Loan Amounts
	B	Notice Addresses

SCHEDULES:	4.2	Equity Interests and Ownership
	4.26	Jurisdictions of Organization
	6.1	Certain Indebtedness
	6.11	Affiliate Transactions
	10.6	Competitors

EXHIBITS:	A	[Reserved]
	B	Form of Term Loan Note
	C	[Reserved]
	D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	D-2	[Reserved]
	D-3	[Reserved]
	D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
	E	Form of Assignment and Assumption
	F	[Reserved]
	G	[Reserved]
	H	Form of Solvency Certificate
	I	Form of Pledge Agreement
	J	Form of Letter Agreement

(iv)

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of July 2, 2026 (as amended, supplemented, restated or otherwise modified, this “Agreement”), is entered into by and among IRIDIUM MONITOR HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), NAV CANADA SATELLITE, INC., a Delaware corporation (“Nav Canada Blocker”), AIRNAV NORTH ATLANTIC INC., a Delaware corporation (“AirNav Blocker”), ENAV NORTH ATLANTIC LLC, a Delaware limited liability company (“ENAV Blocker”), NAVIAIR SURVEILLANCE USA LLC, a Delaware limited liability company (“Naviair Blocker”), and NATS (USA) INC., a Delaware corporation (“NATS Blocker,” and together with Nav Canada Blocker, AirNav Blocker, ENAV Blocker and Naviair Blocker, the “Guarantors”), THE LENDERS FROM TIME TO TIME PARTY HERETO, and GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, as administrative agent (in such capacity, together with its permitted successors in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders, as sellers under the Securities Purchase Agreement, have agreed to defer the payment of $183,362,007 of the purchase price payable to Lenders by the Borrower, as buyer under the Securities Purchase Agreement, which deferred payment obligation shall be deemed to have been funded on the date hereof by the Lenders pursuant to a term loan on the terms and conditions set forth in this Agreement concurrently with the closing under the Securities Purchase Agreement;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder; and

WHEREAS, the Credit Parties have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on the Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1            DEFINITIONS AND INTERPRETATION

1.1             Definitions. The following terms used herein, including in the preamble, recitals, appendices, schedules and exhibits hereto, shall have the following meanings:

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no Agent or Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Credit Documents.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Parties” as defined in Section 10.1(d)(ii).

“Aggregate Payments” as defined in Section 7.2.

“Agreement” as defined in the preamble hereto.

“Aireon Belgium” means Aireon Belgium, a limited liability private company, with its registered office at 1040 Brussels, Robert Schumanplein 6, Office #625, VAT BE0695.848.603 and company number (RPR Brussels) 0695.848.603.

“Aireon Canada” means AIREON CANADA LTD., a New Brunswick corporation.

“Aireon Group” means, collectively, the Credit Parties and their Subsidiaries.

“Aireon International” means Aireon International LLC, a Delaware limited liability company.

“Aireon LLC” means Aireon LLC, a Delaware limited liability company.

“AirNav Blocker” as defined in the preamble hereto.

“AML and Anti-Terrorism Laws” means all Laws of any jurisdiction in effect from time to time relating to terrorism or money laundering. For the avoidance of doubt, the term “AML and Anti-Terrorism Laws” shall include, but shall not be limited to, all laws, rules and regulations of the United States, the United Nations Security Council, the European Union or its Member States, the United Kingdom and His Majesty’s Treasury, Germany and Canada relating to bribery, corruption, money laundering or terrorist financing, including, without limitation, Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, 31 U.S.C. section 5311 et seq.; Title III of the USA Patriot Act; 18 U.S.C. section 1956; 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; the United Kingdom Proceeds of Crime Act 2002; and the United Kingdom Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; and Part II.1 of the Criminal Code (Canada), the PCMLTF Act, and all Laws comprising or implementing these Laws.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer; provided that no individual shall be deemed to be an “Authorized Officer” of any Person unless and until the secretary or assistant secretary of such Person (or such other Person as may be approved by the Administrative Agent) shall have delivered to the Administrative Agent an incumbency certificate as to the office of such individual with respect to such Person.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and each Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or managing members of such Person, (c) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, an Credit Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Credit Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the government of the Province of Quebec.

“Canadian Subsidiary” means Aireon Canada Ltd., a New Brunswick corporation.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, but subject to Section 1.2), is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) United States Dollars, (b) marketable securities (i) issued or directly and unconditionally guaranteed by the United States Government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case with maturities not exceeding two years from the date of acquisition; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition and having, at the time of the acquisition thereof, an investment-grade rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); (d) commercial paper or variable or fixed rate notes issued by a corporation or other Person maturing no more than two years from the date of acquisition and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (e) certificates of deposit or bankers’ acceptances with maturities of two years or less from the date of acquisition and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that has capital and surplus in excess of $2,000,000,000; (f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (e) above, (g) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency), (h) investment funds investing at least 95% of their assets in investments of the types described in clauses (a) through (g) above and (i) below; and (i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency).

“Casualty/Condemnation Event” means (a) any casualty, loss, destruction, damage or taking of any property (or any part thereof by a Governmental Authority), (b) any condemnation, loss of title, seizure, or taking, by exercise of the power of eminent domain or otherwise, of any property (or any part thereof), or confiscation of any property (or any part thereof) or the requisition of the use of such property by a Governmental Authority, or (c) any event that results in the receipt of insurance proceeds (including any covered loss under an insurance policy that covers or purports to cover the asset subject thereto).

“Change of Control” means any of the following:

(a)            Iridium ceases to beneficially own (within the meaning of Rule 13d-5) under the Exchange Act (as in effect on the date hereof) and Control, directly or indirectly, 100% of the aggregate voting and economic power of the issued and outstanding Equity Interests of the Borrower (determined on a fully diluted basis); or

(b)            at any time, (i) the Borrower and the Guarantors cease to collectively own and Control directly or indirectly, beneficially or of record, 100% of the issued and outstanding Equity Interests of the Company, (ii) Company ceases to own and Control directly, beneficially or of record, 100% of the issued and outstanding Equity Interests of Aireon LLC, (iii) Aireon LLC ceases to own and Control directly, beneficially or of record, 100% of the issued and outstanding Equity Interests of Aireon Canada, or (iv) Aireon LLC ceases to own and Control, directly or indirectly, 100% of the issued and outstanding Equity Interests of Aireon Belgium, Aireon International and any other Subsidiary, in each case of the foregoing clauses (iii) and (iv), except in connection with any internal restructuring for tax or other similar reasons that is otherwise permitted under this Agreement and under the Company Credit Agreement; or; or

(c)            a “Change of Control” (or any comparable term or provision) occurs under or with respect to the Iridium Credit Agreement or the Company Credit Agreement (in each case, as in effect on the Closing Date); or

(d)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Aireon Group taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)).

“Closing Date” means the date of satisfaction or waiver of all conditions precedent under Section 3.2 and the deemed making of the Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge Agreement and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on the Collateral as security for the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Communications” as defined in Section 10.1(d)(ii).

“Company” means Aireon Holdings LLC, a Delaware limited liability company.

“Company Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of October 10, 2023, by and among the Company, Aireon LLC, Aireon Canada, the Subsidiary Guarantors (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto, GLAS USA LLC, a New Jersey limited liability company, as administrative agent, and GLAS AMERICAS LLC, a New York limited liability company, as collateral agent.

“Company Parties” means the Company and/or its Subsidiaries.

“Competitor” means (a) any Person listed on Schedule 10.6, and (b) any Person which, directly or indirectly, Controls or holds an aggregate of more than 50% of the voting stock of a Person referred to in clause (a) above.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument (other than a Credit Document) to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to either to direct or cause the direction of the management and policies of such Person whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Document” means any of this Agreement, the Tem Loan Notes, if any, the Collateral Documents, the Letter Agreement, and any other agreement, instrument, certificate, letter, report and other document required to be executed and delivered by a Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Term Loan or any other Obligation.

“Credit Extension” means the deemed making of a Term Loan.

“Credit Party” means the Borrower and each Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any province or territory of Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Disposition” as defined in Section 6.9. “Dispose” and “Disposed” have meanings correlative thereto.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable or required to be repurchased at the option of the holder thereof or upon the happening or one or more certain events (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the latest applicable Maturity Date as in effect on the date of the issuance of such Equity Interest, except, in the case of clauses (a) and (b), if as a result of a Change of Control, any other change of control (as such term, or any similar term, is defined in such Equity Interest) or an asset sale, so long as any rights of the holders thereof upon the occurrence of such a Change of Control, other change of control or asset sale event are subject to the prior payment in full of all Obligations (other than Remaining Obligations).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to the consolidated supervision of its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any body, public administrative authority or other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) any Lender, (b) any Affiliate of a Lender, (c) any Approved Fund, (d)  any entity managed, controlled or advised by, co-invested in a fund with, or otherwise involved in an investment management agreement with a Lender or any Affiliate thereof and (e) any Person that meets the requirements to be an assignee under Section 10.6(b).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA, but other than any Multiemployer Plan or Foreign Pension Plan) which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries or, solely with respect to such a plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, any of their respective ERISA Affiliates, or with respect to which the Borrower or any of its Subsidiaries has any material liability.

“ENAV Blocker” as defined in the preamble hereto.

“Environmental Claim” means any notice of violation, claim, investigation, liability, obligation, action, suit, proceeding, demand, abatement order or other written notice or order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health or safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all current (as of any date of determination) or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) pollution or the protection of the environment, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health (with respect to exposure to Hazardous Materials), industrial hygiene, land use or the protection of human, plant or animal health or welfare (in each case with respect to exposure to Hazardous Materials).

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt Securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) solely for purposes of Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA, or the application for a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Sections 412(c) or 431(d) of the Code with respect to any Pension Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by an ERISA Party from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any ERISA Party pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) with respect to a Multiemployer Plan, the withdrawal of any ERISA Party in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability to an ERISA Party therefor, or the receipt by any ERISA Party of notice that such plan is in insolvency pursuant to Section 4245 of ERISA, or that such plan is to terminate or has terminated under Section 4041A of ERISA (to the extent such termination will or is likely to result in a liability to an ERISA Party) or under 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on an ERISA Party of fines, penalties, taxes or related charges under Chapter 43 of Title 26 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits), suit, action, proceeding, hearing, audit or, to the knowledge of the Borrower, investigation against any Foreign Pension Plan or the assets thereof, Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against an ERISA Party in connection with any Employee Benefit Plan or Foreign Pension Plan,; (j) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code, or the receipt of the notice of the failure of a Foreign Pension Plan to qualify for any applicable tax-favored status or to be registered and maintained in good standing with the applicable Governmental Authority; or (k) the imposition of a lien on the assets of the Borrower or any of its Subsidiaries pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA.

“ERISA Party” means the Borrower, its Subsidiaries or any ERISA Affiliate of the foregoing.

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a)(x).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(c)(i)(A).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(c)(i)(A).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(c)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(d)(x).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” as defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any successor or amended version described above), any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation or official administrative guidance adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document that constitutes Equity Interests, that such Lien is prior in right to any other lien thereon, other than Liens which as a matter of law have priority over the Liens on such Collateral created pursuant to the relevant Collateral Documents.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside of the United States by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or any of its Subsidiaries residing outside of the United States that provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” as defined in Section 7.2.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” as defined in the preamble hereto.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, which is prohibited, limited or regulated by any Governmental Authority, could result in liability under any Environmental Law or may or could pose a hazard to human, animal or plant health or safety or to the environment or natural resources, including any per- and polyfluoroalkyl substances.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, investigation, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Indebtedness”, as applied to any Person, means, without duplication, (a) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of property, assets or businesses; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit, regardless of whether representing obligations for borrowed money; (d) the Iridium Hosting Cost Reimbursement Obligation; (e) any obligation owed for all or any part of the deferred purchase price of property or services, excluding (i) trade payables and accrued expenses incurred in the Ordinary Course of Business, (ii) accruals for payroll and other liabilities accrued in the Ordinary Course of Business and (iii) earnouts or similar contingent acquisition consideration, except to the extent that such amounts are not paid when due; (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (such indebtedness (excluding prepaid interest thereon) being deemed to be an amount equal to the lesser of (i) the principal amount of such indebtedness and (ii) the fair market value of such property or asset); (g) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; provided, however, that any such instruments that are cash collateralized shall not constitute Indebtedness to the extent of such cash collateralization; (h) Disqualified Equity Interests; (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (j) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (k) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (k), the primary purpose or intent thereof is as described in clause (i) above; (l) net obligations of such Person under any Swap Contract; provided that the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, and (m) guarantees and similar obligations in respect of any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit, capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person) or (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Iridium” means Iridium Satellite LLC.

“Iridium Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 20, 2023, among Iridium, Iridium Holdings, solely with respect to Section 10.12 thereof, Iridium Communications Inc., a Delaware corporation, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the administrative agent and the collateral agent.

“Iridium Holdings” means Iridium Holdings LLC, a Delaware limited liability company.

“Iridium Parent Group” means Iridium Holdings and its Subsidiaries, other than Subsidiaries that are members of the Aireon Group.

“Iridium Repricing Indebtedness” means Permitted Refinancing Indebtedness (as defined in the Iridium Credit Agreement as in effect on the date hereof) (a) that is effected for the primary purpose of reducing the applicable yield and/or interest rate in respect of the Indebtedness being refinanced, (b) does not involve any maturity date extension of the Indebtedness being refinanced and (c) in respect of which the principal amount does not exceed (i) the principal amount of the Indebtedness being refinanced, plus (ii) any accrued and unpaid interest and fees on such refinanced Indebtedness, plus (iii) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the refinancing of such refinanced Indebtedness.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, as to any Person, all international, foreign, federal, state, provincial, territorial, municipal and local laws (statutory or common), statutes, treaties, rules, orders, polices, guidelines, requirements, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person (other than a natural Person) that becomes a party hereto pursuant to an Assignment and Assumption.

“Lender Affiliated Parties” as defined in Section 10.22.

“Lender Party” as defined in Section 10.17.

“Letter Agreement” means that certain letter agreement, dated as of the date hereof, by Iridium in favor of the Collateral Agent, substantially in the form of Exhibit J hereto.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge, hypothecation, collateral assignment, deemed trust or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof, but excluding operating leases) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Credit Parties, taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their obligations under any Credit Document to which any Credit Party is a party, (iii) the material rights and remedies of the Agents and any other Secured Party under the Credit Documents, including the legality, validity, binding effect or enforceability of the Credit Documents or (iv) the validity or the priority of any Lien in favor of the Collateral Agent with respect to any material portion of the Collateral.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Borrower and/or any of its Subsidiaries in an aggregate outstanding principal amount of $5,000,000 or more.

“Maturity Date” means the date that is one year following the Closing Date.

“Maximum Liability” as defined in Section 7.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, an ERISA Party, or with respect to which an ERISA Party has any material liability.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in a form delivered pursuant to the Company Credit Agreement.

“NATS Blocker” as defined in the preamble hereto.

“NAV Canada Blocker” as defined in the preamble hereto.

“Naviair Blocker” as defined in the preamble hereto.

“Net Cash Proceeds” means, with respect to the incurrence of any Indebtedness for borrowed money or the issuance or sale of Equity Interests, an amount equal to the gross cash proceeds received by the respective Person from such incurrence, issuance or sale, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence, issuance or sale.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent) or any Lender under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in any proceeding under any Debtor Relief Law with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in such proceeding), fees, expenses, indemnification or otherwise, and Credit Party obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any successor thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in good faith.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws; (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement; (d) with respect to any limited liability company, its certificate of formation or articles of organization, its operating agreement, and any shareholders agreement; and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Payment Letter(s)” as defined in Section 2.11.

“Payment Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCMLTF Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Lien” means each Lien permitted pursuant to Section 6.2.

“Permitted Refinancing” as defined in Section 6.1(s).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.1(d)(i).

“Pledge Agreement” means the Pledge Agreement, dated the Closing Date, made by the Borrower and each Guarantor in favor of the Collateral Agent, substantially in the form attached hereto as Exhibit I.

“Pledged Equity” means the “Pledged Securities” as such term is defined in the Pledge Agreement.

“Properly Contested” means, with respect to any obligation of any Credit Party or any Subsidiary of any Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party’s or Subsidiary’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings diligently conducted, and (c) appropriate reserves have been established for such obligation in accordance with GAAP.

“Pro Rata Share” means, with respect to any Lender, with respect to all payments, computations and other matters relating to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender under the Term Loan Facility by (ii) the aggregate Term Loan Exposure of all of the Lenders under the Term Loan Facility.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Real Estate Asset” means an interest (fee, leasehold or otherwise) in any real property.

“Recipient” means any Agent or any Lender, as applicable.

“Register” as defined in Section 10.6(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching, emptying or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, sediment, subsurface strata, surface water, drinking water supplies or groundwater.

“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are Obligations under the Credit Documents that survive termination of the Credit Documents, but as of such date of determination are not due and payable and for which no claims have been made.

“Removal Effective Date” as defined in Section 9.6(a).

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all of the Lenders under all Term Loan Facilities.

“Resignation Effective Date” as defined in Section 9.6(a).

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or any direct or indirect parent of any Credit Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Credit Party or any direct or indirect parent of any Credit Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Credit Party or any of its Subsidiaries, or making any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Credit Party or any of its Subsidiaries) pursuant to the Organizational Documents of any Credit Party or any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Credit Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Credit Party, and (f) the payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness owed by the Borrower and/or its Subsidiaries to any of its Affiliates and/or any Indebtedness owed by the Borrower and/or its Subsidiaries that is subordinated in right of payment of the Obligations.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Secured Parties” means, collectively, the Agents and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, and any successor statute.

“Securities and Exchange Commission” means the US Securities and Exchange Commission, or any successor thereto.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 13, 2026, by and among, inter alios, the Borrower, the Company and the Lenders.

“Shareholder Subordinated Financing” means Indebtedness of Borrower and/or any of its Subsidiaries that is: (a) owed to one or more members of the Iridium Parent Group, (b) unsecured, (c) subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Required Lenders, and (d) pursuant to documentation and on terms approved and in form and substance satisfactory to the Required Lenders.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit H.

“Solvent” as defined in the Solvency Certificate.

“Specified Default” as defined in Section 8.1(e).

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (a) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (b) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (c) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a term loan deemed made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.1(a). The amount of each Lender’s Term Loan on the Closing Date is set forth on Appendix A. The aggregate amount of the Term Loans as of the Closing Date is $183,362,007.

“Term Loan Exposure” means, as of any date of determination, the outstanding principal amount of the Term Loans owing to a Lender under the Term Loan Facility.

“Term Loan Facility” means the Term Loans and the provisions herein related to the Term Loans.

“Term Loan Note” means a note in the form of Exhibit B.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.20(g)(ii)(B)(4).

“Weighted Average Life to Maturity” means, when applied to any item of Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means the Borrower, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (except for the lack of footnotes and being subject to year-end adjustments in the case of annual audited financial statements); provided that unaudited quarterly financial statements shall only be required to be prepared generally in accordance with GAAP as in effect at the time of such preparation and otherwise consistent with past practice and on a consistent basis.

1.3            Interpretation, Etc. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Credit Documents, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Appendices, Exhibits and Schedules shall be construed to refer to Sections of, and Appendices, Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights, (g) a Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or cured, (h) any Lien referred to in this Agreement or any other Credit Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Credit Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Credit Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders, (i) wherever the phrase “to the knowledge of any Credit Party” or words of similar import relating to the knowledge or the awareness of any Credit Party are used in this Agreement or any other Credit Document, such phrase shall mean and refer to the actual knowledge of a senior officer of any Credit Party, (j) all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists, and all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder, (k) all terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein, and (l) unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.

1.4            Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person shall be deemed to be executed and delivered by the individual holding such office solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

1.5            Timing of Performance. When the performance of any covenant, duty or obligation (including, without limitation, any required payment of principal, interest, fees or other Obligations) under any Credit Document is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

1.6            Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

1.7            [Reserved].

1.8            Currency Generally. For purposes of determining compliance with Section 6.1, Section 6.2 and Section 6.6 with respect to any amount of any Indebtedness, Lien or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, Lien or Investment is incurred or granted (so long as such Indebtedness, Lien or Investment, at the time incurred or granted, made or acquired, was permitted hereunder).

1.9            Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2            LOANS

2.1             Term Loans.

(a)            Funding of Term Loans. Subject to the terms and conditions hereof, each Lender and the Credit Parties agree that without further action on the Closing Date, each Lender shall be deemed to have funded its Term Loan in full to the Borrower upon the occurrence of the Closing Date.

(b)            Repayments and Prepayments. Any amount of the Term Loans that is subsequently repaid or prepaid may not be reborrowed.

(c)            Maturity. Subject to Sections 2.12 and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.

2.2            [Reserved].

2.3            [Reserved].

2.4            [Reserved].

2.5            Pro Rata Shares. All Term Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares.

2.6            Use of Proceeds. The proceeds of the Term Loans shall be applied on the Closing Date to fund the Borrower's purchase price obligations under the Securities Purchase Agreement.

2.7            Evidence of Debt; Notes.

(a)            Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender hereunder, including the amounts of the Term Loans deemed made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Term Loans.

(b)            Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan.

2.8            Interest on Term Loans. Except as provided pursuant to Section 2.10, each Term Loan shall not bear interest.

2.9            [Reserved].

2.10          Default Interest. Automatically upon the occurrence and during the continuance of an Event of Default described in Section 8.1(a), Section 8.1(f) or 8.1(g) (or, at the option of the Required Lenders (upon notice to the Borrower) during the continuance of any other Event of Default), all outstanding Obligations shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Law) from the date of such Event of Default, payable on demand at a rate that is equal to 10.00% per annum. Payment or acceptance of the increased rate of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.11           Fees. Closing Payments; Agent Fee. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent all payments in the amounts and at the times separately agreed upon (the letter agreements evidencing such fees, the “Payment Letters”).

2.12           Repayment and Maturity. The entire outstanding principal amount of the Term Loans shall be due and payable on the Maturity Date.

2.13           Voluntary Prepayments.

(a)            Voluntary Prepayments. The Borrower may prepay at any time and from time to time, any Term Loan on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or the remaining outstanding balance if less), and upon prior written notice, given to the Administrative Agent by 2:00 p.m. (New York City time) not later than the date that is three days prior to the date of such prepayment, and the Administrative Agent will promptly transmit such notice to each applicable Lender. Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event.

2.14           Mandatory Prepayments.

(a)            Issuance of Indebtedness by Iridium Parent Group. On the date of the incurrence of any Indebtedness for borrowed money incurred after the Closing Date by any member of the Iridium Parent Group (other than with respect to any draw made in the Ordinary Course of Business under the revolving credit facility pursuant to the Iridium Credit Agreement as in effect on the Closing Date), the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Iridium Parent Group from such incurrence, subject to any prepayment obligations under the Iridium Credit Agreement (as in effect on the date hereof) with respect to any such Indebtedness (excluding prepayment obligations under the Iridium Credit Agreement associated with any Indebtedness constituting Permitted Refinancing Indebtedness (as defined in the Iridium Credit Agreement as in effect on the date hereof) , which proceeds shall be subject to the prepayment requirements of this Section 2.14(a) unless such Permitted Refinancing Indebtedness constitutes Iridium Repricing Indebtedness, in which case such prepayment requirements shall not be applicable); provided that the accrual of interest shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 2.14(a).

(b)            Issuance of Indebtedness by Borrower and its Subsidiaries. On the date of the incurrence of any Indebtedness for borrowed money incurred after the Closing Date (including, for clarity, any assumption or guaranty of Indebtedness for borrowed money) by the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay 100% of the principal amount of the Term Loans and all other Obligations then outstanding (except to the extent such Indebtedness is incurred in connection with a Permitted Refinancing); provided that the accrual of interest shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 2.14(b).

(c)            Equity Issuances. On the date of the issuance or sale of Equity Interests by any member of the Iridium Parent Group or the Aireon Group (other than (i) Equity Interests issued to Iridium Holdings or any of its Subsidiaries, (ii) capital contributions made by any member of the Iridium Parent Group to any member of the Aireon Group or (iii) Equity Interests issued pursuant to employee or management equity incentive plans in the Ordinary Course of Business), the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received from such issuance.

(d)            [Reserved].

(e)            Change of Control. Immediately upon the occurrence of a Change of Control, the Borrower shall prepay 100% of the principal amount of the Term Loans and all other Obligations then-outstanding.

(f)            Prepayment Certificate. Not less than three Business Days prior to any prepayment of the Term Loans pursuant to Sections 2.14(a), (b), (c) or (e), the Borrower shall deliver to the Administrative Agent notice of such prepayment.

2.15          [Reserved].

2.16          General Provisions Regarding Payments.

(a)            Payments Due. All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Payment Office. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day and shall be subject to Section 2.16(g).

(b)            Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may (but shall be under no obligation to) assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in its reasonable business judgment.

(c)            Payments to Include Interest. In addition to amounts required to be paid pursuant to Section 2.11, all payments in respect of the principal amount of any Term Loan shall, if applicable, include payment of any accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of any interest then due and payable before application to principal.

(d)            Distribution of Payments. The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e)            [Reserved].

(f)            Payment Due on Non-Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(g)            Non-Conforming Payment. In the event any payment by or on behalf of the Borrower hereunder is not made in same day funds prior to 2:00 p.m. (New York City time), the Administrative Agent may deem such payment to be a non-conforming payment and if so, shall give prompt written notice thereof to the Borrower and each applicable Lender (which notice may be provided by email). Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). If applicable, interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable thereto from the date such amount was due and payable until the date such amount is paid in full.

2.17          Ratable Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.17 shall not be construed to apply to) any payment obtained by a Lender as consideration for the assignment of any of its Term Loans to any assignee. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

2.18         [Reserved].

2.19         [Reserved].

2.20          Taxes; Withholding, Etc.

(a)            Defined Terms. For purposes of this Section 2.20, the term “applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing:

(A)	any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BENE; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BENE, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21          [Reserved].

2.22          [Reserved].

Section 3            CONDITIONS PRECEDENT

3.1            [Reserved].

3.2            Conditions to Credit Extension on the Closing Date. The obligation of each Lender to make a Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date, each to the satisfaction of the Administrative Agent and the Lenders in their sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Administrative Agent and the Required Lenders.

(a)            Credit Documents. The Administrative Agent shall have received each of the following Credit Documents (together with the schedules and exhibits thereto, if any), duly executed and delivered by each applicable Credit Party:

(i)	this Agreement (together with the schedules and exhibits hereto);

(ii)	the Letter Agreement;

(iii)	the Pledge Agreement;

(A)	proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Pledge Agreement;

(B)	all of the Collateral, if any, referred to in the Pledge Agreement and then owned by the Borrower or any Guarantor together with executed and undated endorsements for transfer in the case of Collateral constituting certificated securities and all other documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral;

(C)	certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any Guarantor as debtor, together with copies of such financing statements; and

(D)	(1) Equity Interest certificates of the Company (accompanied by undated instruments of transfer duly executed in blank), (2) copies of the Organizational Documents of the Company in form and substance reasonably satisfactory to the Administrative Agent and (3) any other documentation reasonably requested by the Administrative Agent evidencing that the Credit Parties collectively own all Equity Interests of the Company;

(iv)	each Term Loan Note requested by a Lender in accordance with Section 2.7(b), if any; and

(v)	the Payment Letters.

(b)            Secretary’s Certificate and Attachments. The Administrative Agent shall have received a duly executed certificate from the secretary, assistant secretary or another officer of each Credit Party, together with all applicable attachments, certifying as to the following:

(i)	Organizational Documents. Attached thereto is a copy of each Organizational Document of such Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, if applicable, each dated the Closing Date or a recent date prior thereto.

(ii)	Signature and Incumbency. Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Credit Party executing the Credit Documents to which it is a party.

(iii)	Resolutions. Attached thereto are copies of resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment.

(iv)	Good Standing Certificates. Attached thereto is a good standing certificate (or, if applicable, such other comparable certificate) from the applicable Governmental Authority of such Credit Party’s (x) jurisdiction of incorporation, organization or formation and (y) any applicable jurisdiction described in Section 4.1(c), each dated a recent date prior to the Closing Date.

(c)            Solvency Certificate. The Administrative Agent shall have received a duly executed Solvency Certificate.

(d)            Securities Purchase Agreement; Equity Contribution. (i) The purchase and sale of the Securities (as defined in the Securities Purchase Agreement) shall have been consummated in accordance with the terms of the Securities Purchase Agreement and (ii) the Borrower shall have acquired, directly or indirectly, all of the issued and outstanding Equity Interests of the Company (x) pursuant to the Securities Purchase Agreement and (y) by virtue of the contribution by Iridium to the Borrower of all of the Equity Interests of the Company owned by Iridium immediately prior to the Closing Date.

(e)            Legal Opinion. The Administrative Agent and its counsel shall have received duly executed copies of the favorable written opinion of Milbank LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date (and each Credit Party hereby instructs such counsel to deliver such opinion to the Agents and the Lenders).

(f)            Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Collateral Agent the fees payable to each such Person on the Closing Date referred to in Section 2.11 to the extent due and payable on the Closing Date and the reasonable and documented out of pocket expenses of each such Person referred to in Section 10.2(a) to the extent due and payable on the Closing Date and invoiced at least three Business Days prior to the Closing Date.

(g)            Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality or Material Adverse Effect which shall have been true and correct in all respects) on and as of such earlier date.

Without limiting the generality of the provisions of Section 9.3(e), for purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has been deemed to have made a Term Loan shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender upon the occurrence of the Closing Date under the Securities Purchase Agreement.

Section 4            REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and each Agent to enter into this Agreement and to make the Term Loans on the Closing Date, each Credit Party represents and warrants to the Lenders and the Agents, on the Closing Date, as follows (it being understood and agreed that the representations and warranties made on the Closing Date are also deemed to be made concurrently with the consummation of the transactions contemplated by this Agreement to occur on the Closing Date):

4.1            Organization; Required Power and Authority; Qualification. Each of the Borrower and its Subsidiaries:

(a)            is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization,

(b)            has all requisite corporate (or equivalent) power and authority to own and operate its properties, to lease the property it operates as lessee, and to carry on its business as now conducted and as proposed to be conducted, and

(c)            is qualified to do business and in good standing in every other jurisdiction not described in clause (a) above where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified, in good standing or having the requisite corporate (or equivalent) power and authority to operate, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

4.2            Equity Interests and Ownership. The Pledged Equity includes all Equity Interests in the Company and the Guarantors, and such Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which any Credit Party or the Company is a party, and all issued and outstanding Equity Interests of each Credit Party and the Company are free and clear of all Liens other than those in favor of the Collateral Agent. Schedule 4.2 correctly sets forth the ownership interests of each Credit Party and its Subsidiaries as of the Closing Date, after giving effect to the transactions contemplated by this Agreement to occur on the Closing Date. The Guarantors collectively constitute each Subsidiary of the Borrower that owns, directly or indirectly, Equity Interests in the Company.

4.3            Due Authorization. Each Credit Party has full right, power and authority to enter into this Agreement and the other Credit Documents executed by it, to make the borrowings herein provided for (with respect to the Borrower), to issue its Term Loan Notes (with respect to the Borrower), if any, to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Credit Party, and to perform all of its obligations hereunder and under the other Credit Documents executed by it. The execution, delivery and performance by each Credit Party of each Credit Document to which each Credit Party is or will be a party have been duly authorized, executed, and delivered by such Person.

4.4            No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any of the Organizational Documents of the Borrower or any of its Subsidiaries or otherwise require any approval of any stockholder, member or partner of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date; (b) violate any material provision of any material Law, judgment, injunction, order or decree applicable to or otherwise binding on the Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent on behalf of the Secured Parties); (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date or except where any such conflict, breach, default or the failure obtain any such approval or consent, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; (e) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; or (f) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, the Iridium Credit Agreement. Each of the Credit Parties and its Subsidiaries has been designated as an “Unrestricted Subsidiary” under the Iridium Credit Agreement.

4.5            Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, authorization, consent, license or exemption from, or filing or registration with, or notice to, or other action to, with or by, any Governmental Authority, nor any approval or consent of, or notice to, any other Person, except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date or (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6            Binding Obligation. Each Credit Document is the legal, valid and binding obligation of such Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7            [Reserved].

4.8            [Reserved].

4.9            [Reserved].

4.10          [Reserved].

4.11          [Reserved].

4.12          [Reserved].

4.13          [Reserved].

4.14          [Reserved].

4.15          [Reserved].

4.16          Investment Company Regulation. Neither the Borrower nor any of its Subsidiaries is an “investment company”, a company “controlled” by an “investment company”, a “subsidiary” of an “investment company”, or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

4.17          Margin Stock. Neither the Borrower nor any of its Subsidiaries is or will be engaged in the business of purchasing or carrying any Margin Stock or extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

4.18          [Reserved].

4.19          [Reserved].

4.20          [Reserved].

4.21          Solvency. The Credit Parties are and, upon the making of the Term Loans on the Closing Date, will be, taken as a whole, Solvent, and no transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Credit Documents with the intent to hinder, delay or defraud either present or future creditors of such Credit Party.

4.22          [Reserved].

4.23          [Reserved].

4.24          [Reserved].

4.25          Collateral. The security interest of the Collateral Agent in the Collateral granted under the applicable Collateral Document executed by a Credit Party, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Collateral Agent of any Collateral required to be delivered pursuant to the applicable Collateral Documents), constitutes a valid, First Priority security interest in and continuing Lien (subject to Permitted Liens) on all of such Credit Party’s right, title and interest in, to and under the Collateral described therein, and upon the proper filing of an appropriate UCC financing statement on such Credit Party in the applicable filing office, such security interest granted by such Credit Party shall be perfected to the extent a security interest may be perfected by the filing of a UCC financing statement, as applicable.

4.26          Jurisdiction of Organization; Chief Executive Office; Etc. Schedule 4.26 lists each Credit Party’s jurisdiction of organization, legal name, chief executive office, principal or sole place of business and registered office (if applicable) as of the Closing Date.

Section 5            AFFIRMATIVE COVENANTS

Until payment in full of all Obligations (other than Remaining Obligations), each Credit Party shall, and shall cause its Subsidiaries to:

5.1            Financial Statements and Other Reports and Notices. Deliver to the Administrative Agent and the Lenders (a) concurrently with the delivery thereof under the Company Credit Agreement and at the times required by the Company Credit Agreement, all documentation required to be delivered to the Lenders (as defined in the Company Credit Agreement) pursuant to Section 5.1 of the Company Credit Agreement, as the same may be amended, modified or waived from time to time, (b) written notice promptly upon (and in any event within three Business Days of) the occurrence of any Default or Event of Default hereunder, (c) promptly following the receipt thereof, copies of any notice of default or event of default received from the administrative agent or any lender under the Company Credit Agreement, (d) promptly following the execution and delivery thereof, a copy of any amendment, modification or waiver of the Company Credit Agreement, and (e) promptly following any request therefor, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

5.2            Existence. Except as otherwise permitted under Section 6.8 or 6.9, (a) do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect, its franchises (other than as set forth below), rights and privileges, authority to do business in its jurisdiction of organization, material licenses, material patents, material trademarks, material copyrights and other material proprietary rights, and (b) become or remain duly qualified and in good standing in each jurisdiction in which its business makes such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

5.3            Payment of Taxes and Claims. Pay all applicable income Taxes and other material Taxes, assessments and governmental charges and levies imposed upon it before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being Properly Contested.

5.4            Maintenance of Properties; Permits.

(a)            Maintain or cause to be maintained, its property, plant and equipment and all its other properties which are necessary or useful in the proper conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant, equipment and other properties are reasonably preserved and maintained, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except, in each case, where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)            Obtain and maintain in full force and effect (or, where appropriate, renew prior to expiration), and timely take all material steps required to renew, all material permits and licenses required to be obtained by or on behalf of a Credit Party under applicable law that is required for the ownership and operation of the business of such Credit Party.

5.5            Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, D&O insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, but in any event, as required by Law. Without limiting the generality of the foregoing, Borrower and its Subsidiaries will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar businesses.

5.6            Books and Records. Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all material dealings and transactions in relation to its business and activities.

5.7            Compliance with Laws.

(a)            Generally. Comply, in all material respects, with all applicable material laws, statutes, regulations and orders of, and all applicable material restrictions imposed by, all Governmental Authorities (including in respect of the conduct of their businesses and the ownership of their property, including all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and property currently owned, leased, managed or operated, or to be acquired, by such Person), except such noncompliance as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)            Anti-Corruption Laws, AML and Anti-Terrorism Laws, Sanctions and Trade Controls. Comply in all material respects with all applicable Anti-Corruption Laws, AML and Anti-Terrorism Laws, Sanctions and Trade Controls, and not engage in any activity that could result in any Person, including any party to this Agreement, being in violation of Sanctions or Trade Controls or becoming a Sanctioned Person.

5.8            Environmental. Promptly take any and all actions necessary to (a) cure any actual or alleged violation of applicable Environmental Laws by such Person or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Claim against such Person or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9            Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by all of the outstanding Equity Interests of each Subsidiary of Borrower.

5.10          ERISA Compliance. Do and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Employee Benefit Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state Law; (b) cause each Employee Benefit Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan or Multiemployer Plan; except, in each case, to the extent a failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6            NEGATIVE COVENANTS

Until payment in full of all Obligations (other than Remaining Obligations), no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

6.1            Indebtedness. Create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, or otherwise permit to exist, any Indebtedness, except:

(a)            the Obligations;

(b)            solely with respect to the Company Parties, Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid or similar obligations (but not with respect to letters of credit) or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, in each case, to the extent incurred in the Ordinary Course of Business;

(c)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within ten (10) Business Days after its incurrence;

(d)            solely with respect to the Company Parties, endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the Ordinary Course of Business;

(e)            solely with respect to the Company Parties, Indebtedness arising as a direct result of judgments, orders, awards or decrees against Borrower or any of its Subsidiaries, in each case, not constituting an Event of Default;

(f)            Indebtedness representing any Taxes to the extent such Taxes are not yet delinquent or are being Properly Contested;

(g)            solely with respect to the Company Parties, Indebtedness under the Company Credit Agreement (as in effect on the Closing Date, it being understood that a refinancing of the Company Credit Agreement shall not be permitted pursuant to this Section 6.1);

(h)            solely with respect to the Company Parties, Indebtedness existing on the date hereof; provided that such Indebtedness will only be permitted under this Section 6.1(h) if listed on Schedule 6.1;

(i)            solely with respect to the Company Parties, Indebtedness of the Company or any of its Subsidiaries (other than Aireon Belgium) with respect to Capital Leases and Purchase Money Indebtedness, in each case, to acquire any assets if each of the following conditions is satisfied: (i) the total outstanding amount of Purchase Money Indebtedness and obligations in respect of Capital Leases incurred by the Company and its Subsidiaries does not, as of any date, exceed an aggregate amount equal to $2,000,000, (ii) such Purchase Money Indebtedness and obligations in respect of Capital Leases will be unsecured or will be secured only by the specific property acquired or leased (except for additions and accessions to such assets, replacements and products thereof and customary security deposits); provided that individual financings of assets provided by one lender may be cross collateralized to other financings of assets provided by such lender, (iii) the principal amount of such obligations in respect of Capital Leases or Purchase Money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired or leased, and (iv) such Indebtedness is incurred prior to or within 270 days after the acquisition, construction, lease or improvement of the applicable asset;

(j)            Shareholder Subordinated Financing of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any time; provided that such financing is funded solely with the proceeds of Internally Generated Cash (as defined in the Iridium Credit Agreement, as in effect on the date hereof);

(k)            solely with respect to the Company Parties, guaranties by any Company Party of Indebtedness and obligations permitted under this Section 6.1;

(l)            [reserved];

(m)            Indebtedness consisting of (i) treasury management services (including treasury, depository, credit, debit card, electronic funds transfer, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (ii) other demand deposit or operating account relationships, foreign exchange facilities and merchant services;

(n)            [reserved];

(o)            solely with respect to the Company Parties, other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

(p)            solely with respect to the Company Parties, bank guarantees or letter of credit arrangements issued pursuant to the requirements of commercial contracts in the Ordinary Course of Business;

(q)            [reserved];

(r)            [reserved]; and

(s)            Indebtedness issued, incurred or otherwise obtained by any Company Party (including by means or the extension or renewal of existing Indebtedness) (each a “Permitted Refinancing”) in exchange for, or to extend, renew, replace, repurchase retire or refinance, in whole or in part, any Indebtedness referenced in Section 6.1(h), 6.1(i) or this 6.1(s) (it being understood and agreed that the Term Loans deemed made under this Agreement shall not be exchanged, extended, renewed, replaced, retired or refinanced, in whole or part pursuant to a Permitted Refinancing); provided that:

(i)	such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby plus accrued interest, fees, premiums (if any) and penalties thereon and other reasonable amounts paid, and fees and expenses associated with the extension, renewal, replacement, repurchase, retirement or refinancing plus an amount equal to any existing commitments unutilized thereunder;

(ii)	the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained;

(iii)	such Indebtedness shall not at any time be incurred or guaranteed by any Person other than a Person that is an obligor or guarantor of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby;

(iv)	if secured, such Indebtedness shall not be secured by property other than property securing the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof;

(v)	such Indebtedness (A) shall have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby and (B) shall have a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of incurrence thereof);

(vi)	except as otherwise expressly set forth herein, the other terms of such Indebtedness (other than pricing) shall be, when taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than those applicable to the Indebtedness being extended, renewed, replaced, repurchased, retired or refinanced thereby.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

6.2            Liens. Directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien that names it or any of its Subsidiaries as debtor or any of the Collateral as collateral, with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) except:

(a)            Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b)            each of the following Liens, excluding any such Lien imposed by any section of ERISA:

(i)	solely with respect to the Company Parties, liens securing the Company Credit Agreement (as in effect on the Closing Date);

(ii)	[reserved];

(iii)	Liens for Taxes not required to be paid pursuant to Section 5.3 and statutory Liens for Taxes not yet due and payable;

(iv)	solely with respect to the Company Parties, statutory or common law Liens of landlords, sub-landlords, bailees, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors, workers or other like Liens incurred in the Ordinary Course of Business or other customary Liens (other than in respect of Indebtedness) in favor of landlords in the Ordinary Course of Business, so long as, in each case, such Liens (A) do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of such companies, taken as a whole and (B) do not secure obligations that are past due (except to the extent Properly Contested);

(v)	solely with respect to the Company Parties, Liens (other than Liens imposed by ERISA) consisting of (A) pledges or deposits in the Ordinary Course of Business and securing obligations that are not past due in connection with workers’ compensation, social security or similar laws or unemployment and (B) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(vi)	solely with respect to the Company Parties, Liens consisting of pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business, so long as (A) any Liens that secure surety bonds attach only to the contracts and associated properties in respect of which such surety bonds are posted and, as to any other properties, such Liens are junior to the Liens in favor of the Collateral Agent on the same properties that constitute Collateral under the Collateral Documents, and (B) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(vii)	solely with respect to the Company Parties, covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or survey matters incurred in the Ordinary Course of Business, in each case affecting Real Estate Assets, that are not substantial in amount, are not for the payment of money, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that do not materially detract from the value of such Real Estate Assets, and any Liens, encumbrances or similar items set forth in any title policy issued to and accepted by the Administrative Agent or the Collateral Agent in connection any Real Estate Assets pledged under the Credit Documents;

(viii)	solely with respect to the Company Parties, Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(ix)	Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and do not secure Indebtedness for borrowed money;

(x)	solely with respect to the Company Parties, (A) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Company Parties in the Ordinary Course of Business or not otherwise materially interfering with the Company Parties’ business taken as a whole and (B) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the Ordinary Course of Business or not otherwise materially interfering with Company Parties’ business taken as a whole;

(xi)	Liens that are contractual rights of set-off or rights of pledge (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, or (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower or any of its Subsidiaries;

(xii)	[reserved];

(xiii)	solely with respect to the Company Parties, ground leases in respect of Real Estate Assets on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(xiv)	solely with respect to the Company Parties, (A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(xv)	solely with respect to the Company Parties, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xvi)	solely with respect to the Company Parties, Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvii)	solely with respect to the Company Parties, Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(xviii)	solely with respect to the Company Parties, Liens on cash or Cash Equivalents securing obligations under Swap Contracts permitted hereunder;

(xix)	solely with respect to the Company Parties, Liens consisting solely of an agreement to Dispose of property or assets permitted by this Agreement; and

(xx)	solely with respect to the Company Parties, Liens in favor of any Company Party securing intercompany Indebtedness permitted hereunder;

(c)            solely with respect to the Company Parties, Liens existing on the Closing Date; provided that any Lien shall only be permitted to the extent such Lien exists on the Closing Date and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided further that the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.1(h) and proceeds and products thereof;

(d)            solely with respect to the Company Parties, Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.1(h), and (ii) arising out of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(e)            [reserved];

(f)            [reserved];

(g)            solely with respect to the Company Parties, Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the Ordinary Course of Business;

(h)            solely with respect to the Company Parties, Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.6 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the Ordinary Course of Business and not for speculative purposes;

(i)            solely with respect to the Company Parties, Liens on cash collateral or other deposits in respect of letters of credit or bank guaranties entered into in the Ordinary Course of Business; and

(j)            solely with respect to the Company Parties, other Liens not specifically listed above which secure obligations (other than Indebtedness for borrowed money) not exceeding $1,000,000 in the aggregate at any one time outstanding.

6.3            [Reserved].

6.4            Restricted Payments. Declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that, without duplication:

(a)            each member of the Aireon Group (other than the Borrower) may make Restricted Payments to any other member of the Aireon Group;

(b)            solely with respect to each Company Party (other than the Company), Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Company Party to the holders of its existing Equity Interests;

(c)            [reserved];

(d)            solely with respect to each Company Party, to the extent constituting Restricted Payments, such Company Party may enter into and consummate transactions permitted by any provision of Section 6.11(e);

(e)            Restricted Payments to return cash capital contributed for liquidity or working capital purposes to any member of the Aireon Group from any member of the Iridium Parent Group after the Closing Date on a dollar for dollar basis; provided that (i) such Restricted Payment is permitted pursuant to the Company Credit Agreement and (ii) at the time of such Restricted Payment and after giving effect thereto, no Default or Event of Default shall exist;

(f)            [reserved]; and

(g)            [reserved].

6.5            [Reserved].

6.6            Investments. Make or own any Investment in any Person except Investments in or constituting:

(a)            cash and Cash Equivalents;

(b)            solely with respect to the Company Parties, promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.9;

(c)            solely with respect to the Company Parties, accounts receivable arising and trade credit granted in the Ordinary Course of Business, and payable or dischargeable in accordance with customary terms;

(d)            solely with respect to the Company Parties, Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the Ordinary Course of Business, or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(e)            solely with respect to the Company Parties, Investments made in the Ordinary Course of Business consisting of negotiable instruments held for collection in the Ordinary Course of Business and lease, utility and other similar deposits in the Ordinary Course of Business;

(f)            solely with respect to the Company Parties, Investments in Swap Contracts permitted under Section 6.1;

(g)            [reserved];

(h)            solely with respect to the Company Parties, Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 6.6(h) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 6.6;

(i)            [reserved];

(j)            [reserved];

(k)            solely with respect to the Company Parties, Guarantees constituting Indebtedness permitted by Section 6.1 to the extent such Indebtedness is incurred by a Company Party;

(l)            Investments made by a Credit Party to or in any Aireon Group Member, provided, however, that in the case of any such Investment made by a Credit Party in a Company Party, (i) such Investment is funded solely with the net cash proceeds received by the Borrower from an equity issuance to or capital contribution from any member of the Iridium Parent Group with the proceeds of Internally Generated Cash (as defined in the Iridium Credit Agreement, as in effect on the date hereof) of the Iridium Parent Group and (ii) such Investment is applied solely to fund working capital needs, including any mandatory payments under the Company Credit Agreement when due;

(m)            [reserved];

(n)            [reserved];

(o)            [reserved]; and

(p)            other Investments in an amount not to exceed $2,500,000 in the aggregate at any time outstanding.

Notwithstanding the foregoing, in no event shall any Credit Party or any of its Subsidiaries make any Investment which results in or facilitates in any manner any payment or obligation to a member of the Iridium Parent Group not otherwise permitted under the terms of Section 6.11(e).

6.7            [Reserved].

6.8            Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Guarantor may be merged or amalgamated with or into any other Credit Party, or be liquidated, wound up or dissolved, or all or any part of its property or assets may be conveyed, sold, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Credit Party, provided that (i) the Borrower provides written notice to the Administrative Agent at least 10 days prior to the occurrence of such transaction, (ii) in any such transaction involving the Borrower, the Borrower is the surviving entity and (iii) the Credit Parties take such action and execute and deliver to the Collateral Agent such documents, in each case, as the Collateral Agent may reasonably request in order to maintain a first priority perfected security interest in the Collateral and otherwise not adversely impact the rights and remedies of the Collateral Agent under the Credit Documents, and (b) any Subsidiary of Aireon LLC may be merged or amalgamated with or into any other Company Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Company Party, including, without limitation, mergers or amalgamations of the Subsidiaries of Aireon LLC for tax purposes; provided further that in no event shall any transaction pursuant to this Section 6.8 involving a Credit Party or any of its Subsidiaries directly or indirectly effect a transaction otherwise prohibited hereunder, including pursuant to Sections 6.4, 6.9 or 6.11.

6.9            Dispositions. Sell, lease or sub-lease (as lessor or sublessor), sell and leaseback, assign, convey, license (as licensor or sublicensor), transfer or otherwise dispose to, or exchange any property with (any of the foregoing, a “Disposition”), any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any Subsidiary of the Borrower, except:

(a)            Dispositions of cash and Cash Equivalents in the Ordinary Course of Business to the extent not prohibited under this Agreement;

(b)            in the case of the Company Parties, Dispositions of inventory and goods held for sale in the Ordinary Course of Business;

(c)            the sale or discount, in each case without recourse and in the Ordinary Course of Business, by the Company or any of its Subsidiaries of accounts receivable or notes receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization;

(d)            solely with respect to any Company Party, Dispositions of used, worn out, obsolete or surplus equipment and Dispositions of property no longer used or useful in the conduct of the business of such Company Party;

(e)            Dispositions of assets subject to a Casualty/Condemnation Event so long as the Net Cash Proceeds thereof, if any, are applied as required pursuant to the Company Credit Agreement (as in effect on the Closing Date);

(f)            [reserved];

(g)            solely with respect to any Company Party, the license or sublicense of Intellectual Property in the Ordinary Course of Business;

(h)            solely with respect to any Company Party, the lapse or abandonment in the Ordinary Course of Business of any registrations or applications for registration of any immaterial intellectual property, and the lapse or abandonment of, or termination of any license or sub-license for, Intellectual Property to the extent such lapse, abandonment or termination does not affect any Intellectual Property necessary for, or material to, the conduct of such Company Party’s business;

(i)            solely with respect to any Company Party, licenses and sublicenses, in each case to the extent they are non-exclusive, and leases or subleases granted to third parties, in each case, (i) in the Ordinary Course of Business and not interfering in any material respect with the business of such Company Party or (ii) made in connection with the settlement of litigation or other claims with respect to infringement on such Company Party’s or Subsidiary’s rights to Intellectual Property;

(j)             the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the Ordinary Course of Business;

(k)            solely with respect to any Company Party, Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(l)             solely with respect to any Company Party, Dispositions permitted by Sections 6.4, 6.6 and 6.8 and Liens permitted by Section 6.2;

(m)           [reserved]; and

(n)            [reserved].

Notwithstanding the foregoing, in no event shall the Borrower or any of its Subsidiaries make any Dispositions to a Subsidiary that is not a Credit Party unless such Disposition constitutes an Investment permitted pursuant to Section 6.6.

6.10          [Reserved].

6.11          Transactions with Affiliates. Enter into, renew, extend, be a party to or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, whether or not in the Ordinary Course of Business; provided that the foregoing restriction shall not apply to:

(a)            any transaction solely between or among Company Parties;

(b)            solely with respect to the Company Parties, reasonable and customary indemnities provided to officers, employees and members of the Board of Directors of the Company Parties;

(c)            solely with respect to the Company Parties, reasonable and customary employment, compensation and severance arrangements for officers and other employees of the Company Parties entered into in the Ordinary Course of Business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(d)            Shareholder Subordinated Financing to the extent permitted under Section 6.1(j) and Restricted Payments to the extent permitted under Section 6.4 (other than Section 6.4(d)) and Investments to the extent permitted under Section 6.6;

(e)            transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 6.11; provided that in no event shall such transactions result in any payment or other consideration to be provided to any member of the Iridium Parent Group except to make payments for services provided to the Borrower and its Subsidiaries by Iridium Holdings (or any of its Subsidiaries) pursuant to agreements existing on the Closing Date and in such amounts, in each case, as set forth on Schedule 6.11;

(f)            the issuance and sale of Equity Interests by the Borrower to the extent the proceeds thereof are applied in accordance with the requirements of Section 6.6(l) or applied to repay the Obligations;

(g)            [reserved];

(h)            [reserved]; and

(i)            transactions entered into from and after the Closing Date in the Ordinary Course of Business with any Affiliate other than a member of the Iridium Parent Group on terms substantially as favorable to a Credit Party as would be obtainable by such Credit Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

6.12          Conduct of Business. Engage in any business other than the businesses engaged in thereby on the Closing Date and businesses reasonably complementary, related or ancillary thereto or reasonable extensions thereof; provided that in no event shall the Aireon Group engage in any transaction that would materially change the operations or businesses of the Aireon Group, taken as a whole, from such operations or businesses undertaken by the Aireon Group as of the Closing Date.

6.13          Permitted Activities of Credit Parties. Notwithstanding anything to the contrary contained herein, no Credit Party shall:

(a)            incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations or as otherwise expressly permitted pursuant to Section 6.1;

(b)            create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than Liens securing the Obligations or as otherwise expressly permitted pursuant to Section 6.2;

(c)            directly or indirectly sell or otherwise dispose of any Equity Interests owned by any Credit Party;

(d)            create or acquire any direct Subsidiary or make or own any direct Investment in any Person other than in the Company and cash and Cash Equivalents; or

(e)            engage in any business or activity or own any material assets other than, in each case, (i) its ownership of the Equity Interests of the Company and each Guarantor (as in effect on the Closing Date) and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, in each case, not prohibited pursuant to this Agreement, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), and (iii) the performance of its obligations as a Credit Party, (iv) making contributions to the capital of its Subsidiaries solely to the extent permitted hereunder, (v) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Iridium Parent Group and their Subsidiaries so long as no payments or other consideration are paid to the Iridium Parent Group except to the extent otherwise permitted hereunder, (vi) making of any Restricted Payments expressly permitted to be made by the Credit Parties pursuant to this Agreement, (vii) executing, delivering and the performance of rights and obligations under the Credit Documents to which it is a party, (viii) [reserved], (ix) making capital contributions to the Company to the extent otherwise expressly permitted hereunder, (x) holding any cash or property received in connection with Restricted Payments made by the Company in accordance with Section 6.4 pending application thereof by the Credit Parties, (xi) providing indemnification to officers, managers and directors and (xii) any activities incidental or reasonably related to the foregoing.

6.14          [Reserved].

6.15          [Reserved].

6.16          [Reserved].

6.17          [Reserved].

6.18          Change in Legal Name or Jurisdiction. Change its legal name or jurisdiction of organization of any Credit Party or the Company unless (a) the Borrower provides written notice to the Administrative Agent and Collateral Agent no later than ten (10) Business Days (or such shorter period of time as the Administrative Agent, acting at the direction of the Required Lenders, may agree) prior to such change, (b) the Administrative Agent (acting at the direction of the Required Lenders) provides prior written consent in case of a change in jurisdiction of organization to a jurisdiction that is outside of the United States, and (c) each Credit Party shall take all actions necessary (or reasonably requested by the Collateral Agent) to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Collateral Documents (but subject to any limitations sets forth therein) in such Credit Party’s portion of the Collateral and deliver such other documents, instruments, agreements, certificates or legal opinions in connection therewith.

Section 7            GUARANTY

7.1            Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)(collectively, the “Guaranteed Obligations”).

7.2            Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3            Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4            Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)            this Guaranty is a guaranty of payment when due and not of collectability;

(b)            this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)            the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(d)            the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e)            payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f)            any Beneficiary, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Credit Document or under applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its reasonable discretion may determine consistent herewith or with the applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(g)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) or unless the obligations of the Guarantors are reduced or terminated by the Administrative Agent and applicable Beneficiaries in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5            Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable Law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than Remaining Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, fraud, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6            Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than Remaining Obligations) shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been finally paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Credit Documents.

7.7            Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8            Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9            Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.

7.10          Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.11          Bankruptcy, Etc.

(a)            So long as any Guaranteed Obligations (other than Remaining Obligations) remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)            Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)            In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12            Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

7.13          [Reserved].

7.14          Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Guaranty shall be enforced against the Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 8            EVENTS OF DEFAULT

8.1            Events of Default. The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a)            Failure to Make Payments When Due. Failure by the Borrower to pay when due any principal of any Term Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, or within three (3) Business Days after the date when due, to pay any interest on any Term Loan or any fee or any other amount due hereunder or under any other Credit Document; or

(b)            Default in Other Agreements. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of any Material Indebtedness beyond the applicable grace period, if any, provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other term of any Material Indebtedness or any loan agreement, mortgage, indenture or other agreement relating to such Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to the acceleration of the Term Loans pursuant to Section 8.2; or

(c)            Breach of Certain Covenants. Failure of (i) any Credit Party to perform or comply with any term or condition contained in (A) Section 5.1(a), where the failure to deliver the applicable documentation required under such Section continues beyond any cure period applicable to such failure pursuant to the Company Credit Agreement or (B) Sections 5.1(b), 5.1(c), 5.2 (as it relates to the Borrower) or 6 or (ii) Iridium Holdings to comply with any term or condition contained in the Letter Agreement; or

(d)            Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Credit Party in any Credit Document (or any document delivered pursuant to a Credit Document) at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date made or deemed made (or if any such representation, warranty or certification relates to an earlier date, as of such earlier date); or

(e)            Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default (the “Specified Default”) shall not have been remedied or waived (i) within ten days in the case of a Specified Default relating to Section 5.1(d) or (e) and (ii) within 30 days in the case of any Specified Default other than a Specified Default relating to Section 5.1(d) or (e), in each case of (i) and (ii), after the earlier of (A) an Authorized Officer of any Credit Party having actual knowledge of such default or (B) receipt by the Borrower of written notice from the Administrative Agent of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state Law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under any Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver and manager, monitor, interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Law, or shall consent to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; (iii) the Board of Directors of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iv) the institution of any filing, application or proceeding against or in respect of any Company Party organized in Canada seeking to adjudicate it an insolvent person, seeking a bankruptcy order under the Bankruptcy and Insolvency Act (Canada), seeking to institute proceedings against it under the Companies’ Creditors Arrangement Act (Canada) or the Winding Up and Restructuring Act (Canada), or seeking any relief under any corporations legislation involving the compromise, settlement, adjustment or arrangement of debt; or

(h)            Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual or aggregate proceeding at any time an amount in excess of $5,000,000 (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, and taking into account any deductibles) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than 5 days prior to the date of any proposed sale thereunder); or

(i)            Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; (ii) there exists any fact or circumstance that results in the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA on the assets of any member of the Aireon Group which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or (iii) any obligation of a Canadian Subsidiary under any Canadian Pension Plan is not satisfied by such Canadian Subsidiary and such failure to satisfy such obligation would have or would be reasonably expected to have a Material Adverse Effect; or

(j)            Change of Control. A Change of Control shall occur; or

(k)            Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any material provision of the Guaranty for any reason, other than the payment in full of all Obligations (other than Remaining Obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder in writing (other than as a result of the sale or transfer of such Guarantor or as a result of any other transaction permitted hereunder), or (ii) any material provision of this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the payment in full of the Obligations (other than Remaining Obligations) in accordance with the terms hereof), or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien on Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason, (iii) any Credit Party shall contest in writing the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party, or (iv) any Credit Party shall contest in writing the validity or perfection of any Lien on Collateral purported to be covered by the Collateral Documents.

8.2            Acceleration. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence and continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent:

(i)	the aggregate principal of all Term Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; and

(ii)	the Administrative Agent may (and at the direction of the Required Lenders, shall), and may (and at the direction of the Required Lenders, shall) cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Credit Documents.

8.3            Application of Payments and Proceeds. After the acceleration of the principal amount of any of the Term Loans in accordance with Section 8.2, or at the election of the Administrative Agent or the Required Lenders during the continuance of any Event of Default, all payments and proceeds in respect of any of the Obligations received by any Agent or any Lender under any Credit Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

   first, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral and which are payable by the Credit Parties under the Credit Documents;

   second, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral and which are payable by the Credit Parties under the Credit Documents;

  third, to all accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

   fourth, to the principal amount of the Obligations;

   fifth, [reserved];

   sixth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents; and

   seventh, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the other Secured Parties on the other, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent.

Section 9            AGENTS

9.1            Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints GLAS USA LLC to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.6(a) and 9.6(b), the provisions of this Section 9.1 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The duties of each of the Administrative Agent and the Collateral Agent under the Credit Documents are solely mechanical and administrative in nature.

(b)            Whenever in the administration of the Credit Documents the Administrative Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Administrative Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Required Lenders.

(c)            The Administrative Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Credit Documents.

(d)            Money held by the Administrative Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Administrative Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

9.2            Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3            Exculpatory Provisions.

(a)            No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(i)	shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	shall have any duty to take any discretionary action or exercise any discretionary powers, and all discretionary rights and powers expressly contemplated hereby or by the other Credit Documents shall require that such Agent exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)	(x) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and (y) shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b)            No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and Sections 8.1, 8.2 and 8.3), or (ii) in the absence of its own bad faith, fraud, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent in writing by the Borrower or a Lender.

(c)            No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d)            No Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(e)            No Agent shall (i) be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing, or (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided).

(f)            In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, pandemics or epidemics, or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

9.4            Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5            Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with bad faith, fraud, gross negligence or willful misconduct in the selection of such sub-agents.

9.6            Resignation of the Agents; Removal.

(a)            Each Agent may resign at any time by notifying the Lenders and the Borrower, no later than 30 days prior to the effective date of such resignation. Each Agent may be removed upon 30 days’ prior notice (the “Removal Effective Date”) by the Required Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (in consultation with the Borrower). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $500,000,000; provided that in no event shall any such successor Administrative Agent be an Affiliate of any Credit Party. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date, or such removal shall become effective in accordance with such notice on the Removal Effective Date, as applicable.

(b)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties, the retiring the Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9.6 and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

9.7            Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other AML and Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

9.8            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11, 10.2 and 10.3) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)            and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 10.2 and 10.3.

9.9            Collateral Documents and Guaranty.

(a)            The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i)	to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document

(x)	upon payment in full of all Obligations (other than Remaining Obligations), and

(y)	subject to Section 10.5, if approved, authorized or ratified in writing by all of the Lenders;

(ii)	[reserved].

The Collateral Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Credit Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Collateral Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, Collateral Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9(a). Upon the occurrence of any of the events specified in Sections 9.9(a)(i)(x), 9.9(a)(i)(y) and 9.9(a)(iii), at the Borrower’s request and sole cost and expense, the Collateral Agent shall execute and deliver to the Borrower such documentation as the Borrower may reasonably request in writing to release the applicable Lien and/or release the applicable Guarantor, as the case may be. In connection with any such request by the Borrower, the Collateral Agent may request, and if requested by the Collateral Agent, the Borrower shall deliver a written certificate of an Authorized Officer certifying that the applicable transaction is permitted under the Credit Documents (and the Collateral Agent may conclusively rely on any such certificate without further inquiry and shall have no liability to any Secured Party or other Person for any inaccuracy or misrepresentation contained therein).

(b)            Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)            Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the grantors to all or any of the assets whether such defect or failure was known to the Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not. No Agent shall have responsibility for or liability with respect to monitoring compliance of any other party to the Credit Documents or any other document related hereto or thereto. No Agent has any duty to monitor the value or rating of any Collateral on an ongoing basis.

(d)            [Reserved].

(e)            [Reserved].

(f)            Notwithstanding anything in the Credit Documents to the contrary, the Collateral Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

9.10          [Reserved].

9.11          Certain ERISA Matters.

(a)                   Each Lender (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Credit Documents, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender Party hereto, to, and (y) covenants, from the date such Person became a Lender Party hereto to the date such Person ceases being a Lender Party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Credit Documents and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

9.12          Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)	it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)	such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(i)	In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Loan Notes evidencing such Term Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Term Loan Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment.

(ii)	Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(d)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender and/or the repayment, satisfaction or discharge of all Obligations or any portion thereof) under any Credit Document.

Section 10          MISCELLANEOUS

10.1          Notices.

(a)            Notices Generally. Except as provided in Section 10.1(b) (or as otherwise expressly permitted to be made by email), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by e-mail in accordance with Section 10.1(b) if to an Agent, to it at its address as set forth on Appendix B, or if to a Lender, to it at its address set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in Section 10.1(b), shall be effective as provided in Section 10.1(b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Change of Address, Etc. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(d)            Platform.

(i)	Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)	The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.1, including through the Platform.

10.2          Expenses. All expenses incurred by the Lenders and the Agents in connection with the initial preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents, including all fees and expenses of the Administrative Agent and the Collateral Agent, shall be paid on the Closing Date as provided under the Securities Purchase Agreement. Following the Closing Date, the Borrower shall pay within 20 days of a written demand therefor:

(a)            all reasonable and documented out of pocket expenses incurred by the Lenders, the Agents and their respective Affiliates (including the fees, charges and disbursements of (x) one primary outside legal counsel for the Agents and, if necessary or appropriate, one local counsel in each relevant jurisdiction and (y) outside legal counsel for the Lenders, provided that the Lenders will endeavor in good faith to avoid counsel redundancy in a manner designed to ensure that the aggregate expenses payable under this clause (y) are reasonable), in connection with the administration of this Agreement and the other Credit Documents and any amendments, modifications or waivers of the provisions hereof or thereof and

(b)            all reasonable and documented out of pocket expenses incurred by any Agent or any Lender (limited to, in the case of legal expenses, the fees, charges and disbursements of (x) one primary outside legal counsel for the Agents and, if necessary or appropriate, one local counsel in each relevant jurisdiction, (y) outside legal counsel for the Lenders, provided that the Lenders will endeavor in good faith to avoid counsel redundancy in a manner designed to ensure that the aggregate expenses payable under this clause (y) are reasonable) and (z) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected persons similarly situated, taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 10.2, or (B) in connection with the Term Loans made hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

10.3          Indemnity; Certain Waivers.

(a)            Indemnification by Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons and each of their respective Affiliates and officers, directors, employees, agents, advisors and other representatives (each of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, limited to (w) one counsel for the Agents, (x) outside legal counsel for the Lenders; provided that the Lenders will endeavor in good faith to avoid counsel redundancy in a manner designed to ensure that the aggregate expenses payable under this clause (x) are reasonable), (y) if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of such Indemnitees and (z) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected persons similarly situated, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or threatened Release of Hazardous Materials on, under, to or from any property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or any of their predecessors, or any environmental liability or Environmental Claim related in any way to the Borrower or any of its Subsidiaries or any of their predecessors or any of their current, future or former Facilities or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not (x) as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) a dispute solely among Indemnitees (other than any claim against an Agent in its capacity as such) that does not arise from any act or omission by the Borrower or its Subsidiaries. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.2 or Section 10.3(a) to be paid by it to an Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.3(b) are subject to the provisions of Section 10.12.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action, arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d)            Payments. All amounts due under Section 10.2 and Section 10.3 shall be payable promptly (and in any event, within 20 days) after written demand therefor and the provision of reasonable documentation and calculations of such amounts.

(e)            Survival. Each party’s obligations under Section 10.2 and Section 10.3 shall survive the termination of the Credit Documents and payment of the obligations hereunder.

10.4          Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5          Amendments and Waivers.

(a)            Required Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b), 10.5(c) and 10.5(d), no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent or the Collateral Agent, as applicable, with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent or the Collateral Agent, as applicable, with the consent of the Required Lenders) and each Credit Party that is party to the underlying Credit Document, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)            Affected Lenders’ Consent. Without prejudice to, and in addition to, any consents required under Section 10.5(a), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	extend the scheduled final maturity of any Term Loan without the written consent of the Lender holding such Term Loan;

(ii)	reduce the principal amount of any Term Loan without the written consent of the Lender holding such Term Loan;

(iii)	[reserved];

(iv)	waive, reduce or postpone any scheduled repayment (but not mandatory or voluntary prepayment) of the principal amount of any Term Loan without the written consent of the Lender holding such Term Loan;

(v)	[reserved];

(vi)	reduce any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium;

(vii)	extend the time for payment of any interest on any Term Loan without the written consent of the Lender holding such Term Loan; or

(viii)	extend the time for payment of any fee or premium payable under any Credit Document without the written consent of the Lender that is entitled to receive such fee or premium.

(c)            Consent of all Lenders. Without the written consent of all Lenders, no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	amend, modify, terminate or waive any term or condition of this Section 10.5 or the definition of “Eligible Assignee”;

(ii)	amend, modify, terminate or waive any term or condition of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required;

(iii)	amend, modify, terminate or waive any provision of the definition of “Required Lenders”, the definition of “Pro Rata Share” or of Section 2.17, Section 8.3 or any other provision that would result in a modification of the pro rata sharing provisions or the application of payments and proceeds;;

(iv)	release or subordinate the Liens of the Secured Parties in all or any portion of the Collateral, or release any or all of the Guaranties or subordinate the rights or claims of the Beneficiaries with respect thereto, in each case, except as expressly provided in the Credit Documents as in effect on the Closing Date; provided that, in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents as in effect on the Closing Date, only the consent of the Required Lenders will be needed for such release; or

(v)	consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(d)            Other Consents. Without prejudice to, and in addition to, any consents required under Section 10.5(a), no amendment, modification, termination or waiver of any term or condition of any Credit Document, or consent to any departure by any Credit Party therefrom, shall:

(i)	[reserved]; or

(ii)	amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(e)            [Reserved].

(f)            Guarantees and Collateral Documents. Guarantees, collateral security documents and related documents executed by the Credit Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security documents and related documents to be consistent with this Agreement and the other Credit Documents.

(g)            Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of, and with the consent of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender and other Beneficiary at the time outstanding, each future Lender and other Beneficiary and, if signed by a Credit Party, on such Credit Party.

10.6          Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of Section 10.6(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that each such assignment shall be subject to the following conditions:

(i)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned;

(ii)	Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with all forms, certificates or other evidence each assignee is required to provide pursuant to Section 2.20(g) and a processing and recordation fee of $3,500; provided that (A) the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, (B) the Credit Parties are not responsible for payment of such processing and recordation fee of $3,500, and (C) such processing and recordation fee shall not be payable if such assignment is being made to an Eligible Assignee of the type described in clauses (a) through (d) of the definition of “Eligible Assignee”. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iii)	No Assignment to Borrower Affiliates. No such assignment shall be made to any member of the Iridium Parent Group or the Aireon Group;

(iv)	No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person);

(v)	No Assignment to Competitors. No such assignment shall be made to any Competitor;

(vi)	[Reserved];

(vii)	Consent of Borrower. The prior written consent of the Borrower shall be required for an assignment by a Lender to any Person (other than an Eligible Assignee of the type described in clauses (a) through (d) of the definition thereof); provided that (A) no such consent of the Borrower shall be required while an Event of Default described in Sections 8.1(a), 8.1(f) or 8.1(g) exists and (B) such consent shall not be unreasonably withheld, delayed or conditioned, and shall be deemed to have been given unless the Borrower shall have objected to such appointment by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and

(viii)	[Reserved].

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.20, 10.2 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary of the Borrower, shall maintain at the Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice

10.7          Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8          Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.20, 10.2 and 10.3 and the agreements of the Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Term Loans and the termination hereof.

10.9          No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10        Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or any Lender (or to the Administrative Agent, on behalf of the Lenders), or any Agent or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11        Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12        Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13        Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14        Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

10.15        Consent to Jurisdiction. Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that each Agent and any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to herein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.16        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17        Confidentiality. Each of the Agents and each of the Lenders (each, a “Lender Party”) shall keep confidential information regarding the Borrower and its Subsidiaries and their business provided to any Lender Party in connection with the negotiation, execution, delivery and administration, of Credit Documents, it being understood and agreed by the Credit Parties that, in any event, each Lender Party (a) may make disclosures of such information (i) to its Affiliates and to such Lender Party’s and its Affiliates’ respective limited partners, employees, legal counsel, independent auditors and other experts or agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, the disclosing Lender Party shall be liable for any breach of this Section 10.17 by such Persons); (ii) to any actual or potential assignee, transferee of any rights, benefits, interests and/or obligations under this Agreement; (iii) to any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loans ; (iv) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender Party or its Affiliates (including any self-regulatory authority, such as the NAIC); provided that, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender Party by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or judicial process; provided that, unless prohibited by applicable Law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of such required disclosure prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) for purposes of establishing a “due diligence” defense, (viii) with the consent of the Borrower, or (ix) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.17, (B) becomes available to such Lender Party or any of its Affiliates on a non-confidential basis from a source other than a Credit Party, or (C) is independently developed by such Lender Party; and (b) may disclose the existence of this Agreement and the information about this Agreement to service providers to such Lender Party in connection with the administration and management of this Agreement and the other Credit Documents.

10.18        Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the stated rates of interest set forth in this Agreement had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.

10.19        No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.20        Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.21        Integration. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.22        No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, the “Lender Affiliated Parties”), may have economic interests that conflict with those of the Credit Parties, and each Credit Party acknowledges and agrees (a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Affiliated Parties and each Credit Party, its stockholders or its Affiliates; (b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Affiliated Parties, on the one hand, and each Credit Party, on the other; (c) in connection therewith and with the process leading to such transaction each of the Lender Affiliated Parties is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person; (d) none of the Lender Affiliated Parties has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (regardless of whether any of the Lender Affiliated Parties or any of their respective Affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents; (e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate; (f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and (g) no Credit Party will claim that any of the Lender Affiliated Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

10.23        PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

10.24        Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than the currency in which it is expressed to be payable under this Agreement or other Credit Document, the party hereto owing such amount due will indemnify the party due such amount against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the applicable party and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25        [Reserved].

10.26        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable resolution authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an applicable resolution authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable resolution authority.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

IRIDIUM MONITOR HOLDINGS LLC,
as Borrower

By:	/s/ Vincent J. O’Neill
Name: Vincent J. O’Neill
Title: Treasurer

NAV CANADA SATELLITE, INC.,
as a Guarantor

By:	/s/ Vincent J. O’Neill
Name: Vincent J. O’Neill
Title: Chief Financial Officer and Treasurer

AIRNAV NORTH ATLANTIC INC.,
as a Guarantor

By:	/s/ Vincent J. O’Neill
Name: Vincent J. O’Neill
Title: Chief Financial Officer and Treasurer

ENAV NORTH ATLANTIC LLC,
as a Guarantor

By:	/s/ Vincent J. O’Neill
Name: Vincent J. O’Neill
Title: Chief Financial Officer and Treasurer

NAVIAIR SURVEILLANCE USA LLC,
as a Guarantor

By:	/s/ Vincent J. O’Neill
Name: Vincent J. O’Neill
Title: Chief Financial Officer and Treasurer

NATS (USA) INC.,
as a Guarantor

By:	/s/ Vincent J. O’Neill
Name: Vincent J. O’Neill
Title: Chief Financial Officer and Treasurer

[Signature Page to the Credit Agreement]

GLAS USA LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Annette Marsula
Name: Annette Marsula
Title: Vice President

[Signature Page to the Credit Agreement]

NAV CANADA,
as a Lender

By:	/s/ Micheline Pion
Name: Micheline Pion
Title: Vice President and Chief Financial Officer

[Signature Page to the Credit Agreement]

THE IRISH AIR NAVIGATION SERVICE (DBA
AIRNAV IRELAND),
as a Lender

By:	/s/ Gerald Caffrey
Name: Gerald Caffrey
Title: Chief Executive

[Signature Page to the Credit Agreement]

ENAV S.P.A.,
as a Lender

By:	/s/ Tommaso Massimo Funicello
Name: Tommaso Massimo Funicello
Title: Head of Finance

[Signature Page to the Credit Agreement]

NAVIAIR SURVEILLANCE A/S,
as a Lender

By:	/s/ Mads Kvist Eriksen
Name: Mads Kvist Eriksen
Title: Chairman of the Board

[Signature Page to the Credit Agreement]

NATS (SERVICES) LIMITED,
as a Lender

By:	/s/ Martin John Rolfe
Name: Martin John Rolfe
Title: Director

[Signature Page to the Credit Agreement]